Exhibit 10.1

(For executive officers)

CBOE HOLDINGS, INC. LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is dated effective                               , 2010 (the “Award Date”), and is between CBOE Holdings, Inc. (the “Corporation”) and                                (“Participant”).  Any term capitalized but not defined in this Agreement will have the meaning set forth in the CBOE Holdings, Inc. Long-Term Incentive Plan (the “Plan”).

1.                                       Award.  The Corporation hereby awards to Participant                      shares of Stock (the “Award”).  The Award will be subject to the terms and conditions of the Plan and this Agreement.  The Award constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of shares of Stock (the “Restricted Stock”). It is the parties’ intention that the value of the Award per share of Restricted Stock will be the price to the public in the initial public offering of the Corporation.

2.                                       Rights as Stockholder.  On and after the Award Date, and except to the extent provided in Section 5, during any period in which shares of Stock acquired pursuant to this Agreement remain subject to vesting conditions, Participant shall have all of the rights of a stockholder of the Corporation holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares, provided that in the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Corporation as described in Section 3.2 of the Plan, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which Participant is entitled by reason of the Restricted Stock shall be immediately subject to the same vesting conditions as the Restricted Stock with respect to which such dividends or distributions were paid or adjustments were made.  If Participant forfeits any rights he or she may have under this Agreement in accordance with Section 3, Participant shall, on the day of the event of forfeiture, no longer have any rights as a stockholder with respect to the Restricted Stock or any interest therein and Participant shall no longer be entitled to vote or receive dividends on such Stock.

3.                                       Vesting; Effect of Termination of Employment.

(a)           Subject to Sections 3(b) and 3(c) below, Participant’s Restricted Stock will become vested (i) 25% on the first one-year anniversary of the Award Date, so long as Participant has remained in Service continuously until such date, (ii) 25% on the second anniversary of the Award Date, so long as Participant has remained in Service continuously until such date, (iii) 25% on the third anniversary of the Award Date, so long as Participant has remained in Service continuously until such date, and (iv) 25% on the fourth anniversary of the Award Date, so long as Participant has remained in Service continuously until such date.

(b)           The Restricted Stock will become 100% fully vested upon the earliest of (i) Participant’s death, (ii) Participant’s Disability, or (iii) a Change in Control, in each case if prior to any forfeiture event under Section 3(c) below.

(c)           If Participant terminates Service for any reason except as set forth in Section 3(b) above, and before all of his or her Restricted Stock has become vested under this Agreement, Participant’s Restricted Stock that has not become vested will be forfeited on and after the effective date of such termination.  Neither the Corporation nor any Affiliate will have any further obligations to Participant under this Agreement if Participant’s Restricted Stock is forfeited.

4.                                       Terms and Conditions of Distribution.  The Corporation will distribute the Restricted Stock as soon as practicable after all the Restricted Stock becomes vested.  If Participant dies before the Corporation has distributed vested Restricted Stock, the Corporation will distribute such Restricted Stock to Participant’s designated beneficiary(ies) or, if none are designated or surviving, to Participant’s estate or personal representative.  The Corporation will distribute the vested Restricted Stock no later than six months after Participant’s death.

(a)           Notwithstanding the foregoing, the Corporation will not distribute the Restricted Stock until Participant has paid to the Corporation or an Affiliate the amount required to be withheld for Federal, state or local taxes.

(b)           The Corporation will not make any distribution under this Section 4 before the first date the Restricted Stock may be distributed to Participant without penalty or forfeiture under Federal or state laws or regulations governing short swing trading of securities.  In determining whether a distribution would result in such a penalty or forfeiture, the Corporation and the Committee may rely upon information reasonably available to them or upon representations of Participant’s legal or personal representative.

(c)           The Corporation is not required to issue or deliver any Restricted Stock before completing the steps necessary to comply with applicable Federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices.  The Corporation will use commercially reasonable efforts to cause compliance with those laws, rules and practices.

5.                                       Nontransferability.  The Restricted Stock may not be sold, transferred, exchanged, pledged, assigned, garnished, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)).  Any effort to assign or transfer the rights under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights of Participant under this Agreement.

6.                                       Administration.  The Committee administers the Plan.  Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Committee adopts from time to time.  The interpretation and construction by the Committee of the Plan and this Agreement, and such rules and regulations as may be adopted by the Committee for purposes of administering the Plan and this Agreement, will be final and binding upon Participant.

7.                                       Securities Law Requirements.  If at any time the Board or Committee determines that issuing Stock pursuant to this Agreement would violate applicable securities laws, the Corporation will not be required to issue such Stock.  The Board or Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with applicable securities laws.  The Corporation may require Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

8.                                       Lock-Up Provisions.  Participant, if required by the Corporation and the managing underwriter of the Corporation’s initial registered public offering of Stock, shall agree not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, make any short sale of, loan, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Stock acquired under this Agreement or other securities of the Corporation held by such holder or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of any such securities, whether any such transaction is to be settled by the delivery of any shares of Stock acquired under this Agreement or other securities of the Corporation, in cash or otherwise, during the period specified by the Corporation.

9.                                       Payment of Withholding Taxes.  In the absence of an effective election under Code Section 83(b), payment to Participant of shares of Stock under this Agreement will be subject to Federal income and other tax withholding (and state and local income tax withholding, if applicable) by the Corporation in respect of taxes on income realized by Participant.  The Corporation may withhold such required amounts from future paychecks to Participant, or may require that Participant deliver to the Corporation the amounts to be withheld.  Participant agrees to allow the Corporation, upon any payment of shares of Stock to Participant under this Agreement, to withhold a portion of the shares of Stock otherwise deliverable to Participant having a Fair Market Value (on the date that the amount of tax to be withheld is to be determined) of the amount to be withheld, in satisfaction of any Federal income and other tax withholding (and any state and local income tax withholding, if applicable).

10.                                 Section 83(b) Election.  Participant may make an election under Code Section 83(b) (the “Section 83(b) Election”) with respect to the Restricted Stock.  A form of a Section 83(b) Election is attached to this Agreement as Exhibit A.  If Participant elects to make a Section 83(b) Election, Participant shall submit a copy of an executed version and satisfactory evidence of the contemporaneous filing of the executed election form with the U.S. Internal Revenue Service.  Participant hereby agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the U.S. Internal Revenue Service and all tax consequences resulting from making such Section 83(b) Election.

11.                                 Restrictive Covenants.  Participant understands the global nature of the Corporation’s businesses and the effort the Corporation and the Chicago Board Options Exchange, Inc.

(together referred to in this Section as the “CBOE”) undertake to develop and protect their business and their competitive advantage.  Accordingly, Participant agrees that the scope and duration of the restrictions described in this Agreement are reasonable and necessary to protect the legitimate business interests of the CBOE.  Participant further agrees that during the period of Participant’s Service and for a period of two years following Participant’s separation from Service, Participant shall not:

(a)           singly, jointly, or in any other capacity, in a manner that contributes to any research, technology, development, account, trading, marketing, promotion, or sales and that relates to Participant’s Service with the CBOE, directly or beneficially, manage, join, participate in the management, operation or control of, or work for (as an employee, consultant or independent contractor), or permit the use of his name by, or provide financial or other assistance to, any options exchange regulated by the Securities and Exchange Commission or alternative trading system that directly competes with the CBOE, without the express written approval of the Chief Executive Officer and Chairman of the Board of the Corporation;

(b)           provide any service or assistance that (i) is of the general type of service or assistance provided by Participant to the CBOE, (ii) relates to any technology, account, product, project or piece of work with which Participant was involved during his Service, and (iii) contributes to causing an entity to come within the definition described in Section 11(a) above;

(c)           solicit or accept if offered to Participant, with or without solicitation, on his or her own behalf or on behalf of any other person, the services of any person who is a then-current employee of the CBOE (or was an employee of the CBOE during the year preceding such solicitation), nor solicit any of the CBOE’s then-current employees (or an individual who was employed by or engaged by the CBOE during the year preceding such solicitation) to terminate employment or an engagement with the CBOE, nor agree to hire any then-current employee (or an individual who was an employee of the CBOE during the year preceding such hire) of the CBOE into employment with Participant or any company, individual or other entity; or

(d)           directly or indirectly divert or attempt to divert from the CBOE any business in which the CBOE has been actively engaged during Participant’s Service, nor interfere with the relationships of the CBOE or with their sources of business.

12.                                 Confidentiality.  Participant acknowledges that the Corporation or an Affiliate may disclose secret or confidential information to Participant during the period of Participant’s Service to enable Participant to perform his or her duties.  Participant agrees that, subject to the following sentence, Participant shall not during his or her Service (except in connection with the proper performance of his or her duties) and thereafter, without the prior written consent of the Corporation, disclose to any person or entity any material or significant secret or confidential information concerning the business of the Corporation or an Affiliate that was obtained by Participant in the course of Participant’s Service.  This paragraph shall not be applicable if and to the extent Participant is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such secret or confidential information is required to be disclosed by Participant by any law, regulation or order of any court or regulatory commission, department or agency.  Participant further agrees that if Participant’s Service is terminated for any reason, Participant will not take, but will leave with the Corporation or an Affiliate, all records and papers and all matter of whatever nature that bears secret or confidential information of the Corporation or an Affiliate.  For purposes of this Agreement, the term “secret or confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members’ information, the Corporation’s and any Affiliate’s financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of the Corporation or an Affiliate, that has not been published or disclosed to the general public, the options industry or the commodities futures industry, provided that such term shall not include knowledge, skills, and information that is common to the trade or profession of Participant.

13.                                 Judicial Modification.  If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 11 or 12 is invalid or unenforceable, the parties agree that (a) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (b) the parties shall request that the court exercise that power, and (c) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

14.                                 Remedies.  Participant agrees that in the event of a breach or threatened breach of any of the covenants contained in Sections 11 or 12 of this Agreement, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, Participant shall forfeit, upon written notice to such effect from the Corporation:  (a) any and all Awards granted to him or her under the Plan and this Agreement, including vested Awards; and (b) the profit Participant has realized on the vesting of any Awards, which Participant may be required to repay to the Corporation).  The forfeiture provisions of this Section 14 shall continue to apply, in accordance with their terms, after the provisions of any employment or other agreement between the Corporation and Participant have lapsed.  Participant consents and agrees that if Participant violates or threatens to violate any provisions of Sections 11 or 12 of this Agreement, the Corporation or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction restraining Participant from committing or continuing any violation of Sections 11 or 12.  In the event that Participant is found to have breached any provision set forth in Section 11 of this Agreement, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as Participant was in violation of that provision.

15.                                 Representations and Warranties.  Participant represents and warrants to the Corporation that Participant has received a copy of the Plan and this Agreement, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions in all respects.

16.                                 No Limitation on the Corporation’s Rights.  This granting of Restricted Stock under this Agreement shall not and will not in any way affect the Corporation’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

17.                                 Plan and Agreement Not a Contract of Employment or Service.  Neither the Plan nor this Agreement is a contract of employment or Service, and no terms of Participant’s employment or Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein.  Neither the Plan nor this Agreement will be construed as conferring any legal rights of Participant to continue to be employed or remain in Service, nor will it interfere with the Corporation’s or any Affiliate’s right to discharge Participant or to deal with Participant regardless of the existence of the Plan or this Agreement.

18.                                 Entire Agreement and Amendment.  This Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the Restricted Stock, and all prior oral and written representations are merged in this Agreement and the Plan.  Notwithstanding the preceding sentence, this Agreement shall not in any way affect the terms and provisions of the Plan.  This Agreement may be amended, modified, or terminated only in accordance with the Plan.  The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

19.                                 Notice.  Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense.  Notice will be deemed given (a) when delivered personally or, (b) if mailed, three days after the date of deposit in the United States mail or, (c) if sent by overnight courier, on the regular business day following the date sent.  Notice to the Corporation should be sent to CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois 60605, Attention: General Counsel.  Notice to Participant should be sent to the address set forth on the Corporation’s records.  Either party may change the address to which the other party must give notice under this Section 19 by giving the other party written notice of such change, in accordance with the procedures described above.

20.                                 Successors and Assigns.  The terms of this Agreement will be binding upon the Corporation and its successors and assigns.

21.                                 Governing Law.  To the extent not preempted by Federal law, the Plan, this Agreement, and documents evidencing rights relating to the Plan or this Agreement will be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles.  If any provision of this Agreement will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

22.                                 Plan Document Controls.  The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement.  If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

23.                                 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

24.                                 Waiver; Cumulative Rights.  The failure or delay of either party to require performance by the other party of any provision of this Agreement will not affect its right to require performance of such provision unless and until such performance has been waived in writing.  Each right under this Agreement is cumulative and may be exercised in part or in whole from time to time.

25.                                 Tax Consequences.  Participant agrees to determine and be responsible for all tax consequences to Participant with respect to the Restricted Stock.

IN WITNESS WHEREOF, the Corporation and Participant have duly executed this Agreement as of the date first written above.

CBOE Holdings, Inc.

By:
Participant’s Name	Its:

Participant’s Signature

Participant’s Address for notices

EXHIBIT A

ELECTION TO INCLUDE VALUE OF

RESTRICTED PROPERTY IN GROSS INCOME

IN YEAR OF TRANSFER UNDER CODE § 83(b)

The undersigned (the “Taxpayer”) hereby elects pursuant to § 83(b) of the Internal Revenue Code of 1986, as amended, to include the restricted property described below in his/her gross income for the tax year ending                               , 2010 and supplies the following information in accordance with the regulations promulgated thereunder:

1.              The name, address and taxpayer identification number of the Taxpayer are:

Name:

Address:

SSN Number:

2.              Description of property with respect to which the election is being made:

                                            shares of common stock (the “Stock”) of CBOE Holdings, Inc. (the “Corporation”).

3.              The date on which property was transferred is                               , 2010.

The taxable year to which this election relates is calendar year 2010.

4.              The nature of the restriction(s) to which the property is subject.

The property is subject to vesting restrictions and will become vested as follows: (i) 25% on the first anniversary of the award date, so long as the Taxpayer has remained in service continuously until such date, (ii) 25% on the second anniversary of the award date, so long as the Taxpayer has remained in service continuously until such date, (iii) 25% on the third anniversary of the award date, so long as the Taxpayer has remained in service continuously until such date, and (iv) 25% on the fourth anniversary of the award date, so long as the Taxpayer has remained in service continuously until such date.

5.              Fair market value:

The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $                     per share of Stock.

6.              Furnishing statement to employer:

A copy of this statement has been furnished to the Corporation.

Dated: , 2010

Taxpayer’s Signature

This election must be filed with the Internal Revenue Service Center with which the Taxpayer files his Federal income tax returns and must be filed within 30 days after the date of purchase.  This filing should be made by registered or certified mail, return receipt requested.  The taxpayer must retain two copies of the completed form for filing with his Federal and State tax returns for the current tax year and an additional copy for his records.